EXHIBIT 10.1

To:	CoreWeave, Inc. 290 W Mt. Pleasant Ave., Suite 4100 Livingston, NJ 07039
From:	[Dealer Name and Address]
Re:	Base Capped Call Transaction
Date:	September 17, 2026
Dear Ladies and Gentlemen:
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer Name] (“Dealer”)[, represented by [Agent Name] (“Agent”) as its agent,] and CoreWeave, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
1.This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern.
This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), [(ii) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer and (iv)] [and (ii)] the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with (a) a “Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer’s ultimate parent] on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” being deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (d) the following sentence being added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).
All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or

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any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
2.The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	September 17, 2026
Effective Date:	September 22, 2026, or such other date as agreed by the parties in writing.
Components:
The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	“European”, as described under “Procedures for Exercise” below.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Class A common stock of Counterparty, par value USD 0.000005 per share (Ticker Symbol: “CRWV”).
Number of Options:	For each Component, as provided in Annex A to this Confirmation.
Option Entitlement:	One Share per Option
Strike Price:	USD97.8531
Cap Price:	USD 199.7000; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.
Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.

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Premium:
USD [_____] (Premium per Option approximately USD [_____]). Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement that is within Counterparty’s control) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) or otherwise under the Agreement (calculated as if the Transaction terminated on such Early Termination Date were the sole Transaction under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Premium Payment Date:	The Effective Date
Exchange:	The Nasdaq Global Market
Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Procedures for Exercise:
Expiration Time:	The Valuation Time

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Expiration Date:
For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Expiration Date that occurs on the Final Termination Date and is a Disrupted Day shall be the prevailing market value per Share as determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a good faith and commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and shall determine in good faith and a commercially reasonable manner the Relevant Price based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Valid Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Valid Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Valid Day is scheduled following the date hereof, then such Scheduled Valid Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	June 10, 2033
Automatic Exercise:
Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

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Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:
Settlement Method Election:
Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement, such Settlement Method Election will be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty
Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.
Default Settlement Method:	Net Share Settlement
Net Share Settlement:
With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Component, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.
Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:
With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Daily Option Value:
For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

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Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:
A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.
Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CRWV <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time or is, in the Calculation Agent’s commercially reasonable discretion, manifestly erroneous, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest Expiration Date.
Settlement Currency:	USD
Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement.”
Representation and Agreement:
Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions, obligations and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

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Method of Adjustment:
Calculation Agent Adjustment; provided that the parties agree that (x) open market Share repurchases at prevailing market prices and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices (including, without limitation, any discount to average VWAP prices), in a commercially reasonable manner, and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events so long as, in the case of each of clause (x) and clause (y), after giving effect to such repurchase or transaction, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such repurchases and transactions described in clause (x) and clause (y) would not reduce the number of Shares outstanding to be less than 367,097,352 Shares, as determined by the Calculation Agent and as adjusted by the Calculation Agent to account for any subdivision or combination with respect to the Shares.

Extraordinary Events:
New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors),” and (b) the following phrase shall be inserted immediately prior to the period: “and (iii) of a corporation organized under the laws of the United States, any State thereof or the District of Columbia that (x) also becomes Counterparty under the Transaction or (y) agrees to be subject to Sections 8(d) and 8(e) of the Confirmation governing the Transaction, in either case, following such Merger Event or Tender Offer”.
Merger Events:	Applicable
Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction
Tender Offer:
Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 25% and less than 100% of the outstanding Shares of Counterparty”. In addition, Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares”, and Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of Tender Offers:

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(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Consequences of Announcement Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” in the definition of Modified Calculation Agent Adjustment set forth in Section 12.3(d), (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” in the third and fourth lines of the definition of Modified Calculation Agent Adjustment set forth in Section 12.3(d) shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined in good faith and commercially reasonable manner by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price accordingly to take into account such economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the related Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (i) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement and (ii) in making any adjustment the Calculation Agent shall solely take into account changes in stock price, volatility, expected dividends, stock loan rate, and liquidity relevant to the Shares or to such Transaction. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable; provided further that upon the Calculation Agent making an adjustment, determined in a commercially reasonable manner, to the Cap Price upon any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event if and to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction (provided that in no event shall the Cap Price be less than the Strike Price).

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Announcement Event:
(i) The public announcement by Counterparty, any agent of Counterparty, any affiliate of Counterparty or a Valid Third Party Entity of any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, or the public announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty, any agent of Counterparty, any affiliate of Counterparty or a Valid Third Party Entity of any potential acquisition or disposition by Counterparty and/or its subsidiaries where the consideration exceeds 35% of the market capitalization of Counterparty as of the date of such announcement (a “Material Transaction”), (iii) the public announcement by Counterparty, any agent of Counterparty or any affiliate of Counterparty of an intention by Counterparty to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, Tender Offer or Material Transaction, or (iv) any subsequent public announcement by Counterparty, any agent of Counterparty, any affiliate of Counterparty or a Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention). For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded).

Valid Third Party Entity:	In respect of any transaction or event, any third party that the Calculation Agent reasonably determines has a bona fide intent to enter into or consummate such transaction or event (or an affiliate or agent of such a third party) (it being understood and agreed that in making such a determination, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).
Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant Merger Date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election.

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Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) adding the phrase “and/or type of Hedge Position that would be entered into by a commercially reasonable dealer” after the word “Shares” in clause (X) thereof, (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date assuming the Hedging Party maintains a commercially reasonable hedge position” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently in good faith and in a commercially reasonable manner by Dealer to all of its similarly situated counterparties and/or similar transactions” after the semi-colon in the last line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:
Applicable; provided that “Hedging Disruption” shall be amended in its entirety to mean that the Hedging Party is unable, after using commercially reasonable efforts to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s), provided that any such inability that (1) is incurred solely due to the deterioration of the creditworthiness of the Hedging Party, or (2) arises solely as a result of a failure of a system within the control of the Hedging Party, shall not be deemed a Hedging Disruption, and, for the avoidance of doubt, (x) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (y) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms; provided further that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

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Hedging Party:	Dealer
Determining Party:
For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.
Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty, Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
3.Calculation Agent:     Dealer; provided that, following the occurrence and during the continuance of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.
    Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty in writing a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.
4.Account Details:
Dealer Payment Instructions:
[__________]

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Counterparty Payment Instructions: To be advised.
5.Offices:
The Office of Dealer for the Transaction is: [____________]
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
6.Notices: For purposes of this Confirmation:
(a)Address for notices or communications to Counterparty:
To:    CoreWeave, Inc.
290 W Mt. Pleasant Ave., Suite 4100
Livingston, NJ 07039
Attention:     Kristen McVeety
Email:     legal-corpdev@coreweave.com

With a copy to:

To:        Davis Polk & Wardwell LLP
        450 Lexington Ave
        New York, NY 10017
Attention:     Caitlin L. Wood
Telephone:    [__________]
Email:     [__________]
(b)Address for notices or communications to Dealer:
[__________]
For the avoidance of doubt, any notice or other communication delivered by electronic messaging system, e-mail or facsimile transmission shall be deemed to be “in writing.”
7.Representations, Warranties and Agreements:
(a)In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
(i)On the Trade Date (A) Counterparty is not aware of any material non-public information regarding Counterparty or the Shares, and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii)On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in Rules 101(b)(10) and 102(b)(7) or Rule 102(c)(1)(i) of Regulation M. Counterparty shall not, until the third Exchange Business Day immediately following the Trade Date, engage in any such distribution.
(iii)On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any

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Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.
(iv)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(vi)On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.
(vii)Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
(viii)Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(ix)On and immediately after each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the aggregate Number of Shares for the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).
(x)To Counterparty’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including any rules and regulations of the Financial Industry Regulatory Authority, Inc.) arising from Dealer’s status as a regulated entity under applicable law.
(xi)Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million as of the date hereof.
(b)Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.
(c)Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

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(d)Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
(e)As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.
(f)Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.
(g)[Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
(h)Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]
8.Other Provisions:
(a)Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in good faith and a commercially reasonable manner, and, in respect of clause (ii) below, based on the advice of counsel, that such further division would be necessary or advisable (i) to preserve a commercially reasonable dealer’s hedging or hedge unwind activity with respect to the Transaction in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s commercially reasonable expectations on the Trade Date), or (ii) to enable such a dealer to purchase or sell Shares or enter into swap or other derivatives transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity with respect to the Transaction in a manner that would, if such dealer were Counterparty or an affiliated purchaser of Counterparty, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements generally applicable to transactions of the type of the Transaction, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.
(b)Additional Termination Events. Promptly (but in any event within ten Scheduled Trading Days) following any repurchase, redemption, exchange or conversion of any of Counterparty’s 2.875% Convertible Senior Notes due 2033 (the “Convertible Notes”) issued pursuant to Counterparty’s indenture (the “Indenture”) to be dated September 22, 2026 between Counterparty and U.S. Bank Trust Company, National Association, as trustee, Counterparty may notify Dealer in writing of (i) such repurchase, redemption, exchange or conversion, (ii) the number of Convertible Notes so repurchased, redeemed, exchanged or converted, (iii) the number of Shares underlying each USD 1,000 principal amount of Convertible Notes and (iv) the number of Options as to which Counterparty elects to exercise its termination rights under this Section 8(b) (any such notice, a “Repurchase Notification” and any such event, a “Repurchase Event”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence, (y) a written representation and warranty by Counterparty that, as of the date of such Repurchase Notification, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, and (z) a written representation and warranty by Counterparty that the aggregate Repurchase Options, together with any options being terminated concurrently under other capped call transactions entered into in connection with the issuance of the Convertible Notes, will not exceed the number of

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Shares underlying the Convertible Notes specified in such Repurchase Notification divided by the Option Entitlement, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repurchase Notification and the related written representations and warranties, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of Options specified in such Repurchase Notification and (B) the aggregate Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the aggregate Number of Options shall be reduced by the number of Repurchase Options on a pro rata basis across all Components, as determined by the Calculation Agent. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and an aggregate Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.
(c)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that it is not in possession of any material non-public information regarding Counterparty or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

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Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent in a commercially reasonable manner, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall, in a commercially reasonable manner, adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.
Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.
Failure to Deliver:	Applicable
Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 of this Confirmation will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.
(d)Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election:

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(i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry; provided, however, that, if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; provided that Dealer has given Counterparty reasonable notice of its determination and provided Counterparty with reasonable opportunity to satisfy Dealer’s concerns; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer using reasonable best efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, as is reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any commercially reasonable customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements; or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.
(e)Repurchase Notices. Counterparty shall, on or prior to the date that is one Scheduled Trading Day immediately following the date on which Counterparty effects any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than 3.57% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof); provided that, in the case of any repurchases of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly providing Dealer with advance written notice on or prior to any such day of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such purchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 8(e)), in each case so long as such advance written notice shall not contain any material non-public information with respect to the Issuer or the Shares. [If there exists any other agreement(s) relating to call options between Counterparty and Dealer entered into prior to the date hereof under which (i) any “transaction” (as defined therein) is outstanding and (ii) Counterparty is required to deliver any “repurchase notice” (each such agreement, an “Existing Call Option”), then for so long as this Transaction remains outstanding, (a) the thresholds specified in each Existing Call Option for the obligation of Counterparty to deliver a “repurchase notice” shall be replaced with the thresholds set forth above in this Section 8(e) and (b) any Repurchase Notice delivered to Dealer on the day and in the manner specified in this Section 8(e) shall be deemed to be a “repurchase notice” pursuant to each Existing Call Option and the terms of this Section 8(e) and such Repurchase Notice shall apply, mutatis mutandis, to each Existing Call Option.] The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the aggregate Number of Shares, plus the aggregate number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses (including direct losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party

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or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all commercially reasonable expenses (including commercially reasonable outside counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. Counterparty shall be relieved from liability under this Section 8(e) to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered promptly for such purpose), if and to the extent that Counterparty is materially prejudiced by such delayed notification. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is conclusively found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence or willful misconduct.
(f)Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, without Counterparty’s consent, to any affiliate of Dealer (a “Designated Transferee”) (A) whose obligations would be guaranteed by Dealer or Dealer’s ultimate parent or (B) that has, or whose obligations would be guaranteed by a person with, in either case under this clause (B), a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s) at the time of such transfer or assignment, provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investors Service, Inc. or its successor or A- from Standard and Poor’s Financial Services LLC, or its successor; provided further that (i) Dealer will notify Counterparty in writing prior to or promptly after any proposed transfer or assignment to a Designated Transferee, (ii) such transfer or assignment will not result in a “deemed exchange” by Counterparty within the meaning of Section 1001 of the Code, (iii) after any such transfer or assignment, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any tax, (X) be required to pay or deliver to the transferee or assignee on any payment or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer or assignment or (Y) receive from such transferee or assignee on any payment date or delivery date (after accounting for amounts paid under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have received in the absence of such transfer or assignment, and (iv) Dealer shall cause the transferee or assignee to make the Payee Tax Representations and provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable), and any other tax documentation as may be reasonably requested by Counterparty, prior to becoming a party to the Transaction to permit Counterparty to determine that results described in clauses (ii) and (iii) will occur upon or after such transfer or assignment. At any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any applicable “business combinations statute” or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator, but excluding any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), if Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this

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Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which Dealer is or may be deemed to be a part (collectively, “Dealer Group”) “beneficially owns” (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.
In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:
(A)with respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) of this Confirmation or any obligations under Section 2 of this Confirmation (regarding Extraordinary Events) or 8(d) of this Confirmation;
(B)any Transfer Options shall only be transferred or assigned to a third party that is a “United States person” (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”));
(C)such transfer or assignment shall be effected on terms, including any commercially reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Dealer;
(D)Dealer will not, as a result of such transfer or assignment, (i) be required to pay or deliver to the transferee or assignee on any payment or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount (after taking into account any amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement, reduced by any withholding) less than the amount that Dealer would have received from the Counterparty in the absence of such transfer or assignment;
(E)an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;
(F)without limiting the generality of clause (B), Counterparty shall have caused the transferee or assignee to make such Payee Tax Representations and to provide a properly executed IRS Form W-9 and any such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that the requirement described in clause (B) has been satisfied and the results described in clause (D) will not occur upon or after such transfer or assignment; and
(G)Counterparty shall be responsible for all commercially reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. For the avoidance of doubt, the representations and covenants with respect to Sections 8(u) and 8(v)(ii) of this Confirmation shall remain unaffected by such designation. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

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(g)Staggered Settlement. If Dealer determines reasonably and in good faith based on the reasonable advice of counsel (a) with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date or (b) that the number of Shares required to be delivered to Counterparty hereunder on the Settlement Date would result in an Excess Ownership Position, then Dealer may, by notice to Counterparty prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
(i)in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder on the Settlement Date among the Staggered Settlement Dates or delivery times; and
(ii)the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.
(h)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
(i)No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
(j)Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.
(k)Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Purchase Agreement dated as of September 17, 2026, among Counterparty and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”)) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(l)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

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(m)Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:
(i)solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;
(ii)for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the relevant Shares or options on the Shares (provided that such event is not based on (x) an observable market, other than the market for Counterparty’s own stock or (y) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations) and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:”, and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate, or liquidity relative to the relevant Shares as determined by the Calculation Agent in a commercially reasonable manner, but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)Section 11.2(a) of the Equity Definitions is hereby amended by (1) deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the Shares or options on such Shares”; and (2) adding at the end thereof “; provided that such event is not based on (i) an observable market, other than the market for Counterparty’s own stock or (ii) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations”;
(iv)Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options on the Shares; provided that such corporate event involving the Issuer is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Counterparty’s own operations.”;
(v)Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”; and
(vi)“Extraordinary Dividend” (as such term is used in the Equity Definitions) means any cash dividend on the Shares.
(n)Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
(o)Amendment to the Agreement. Section 12(a) of the Agreement is hereby amended by (i) deleting the phrase “or email” in the third line thereof and (ii) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

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(p)Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make any calculation, determination or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such calculation, determination or adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.
(q)Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash.
(r)Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.
(s)Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.
(t)Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.
(u)Tax Forms. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of the other party. Additionally, each party shall, promptly, provide such other tax forms and documents reasonably requested by the other party that it can provide without material burden.
(v)Payee Tax Representations.
(i)For the purpose of Section 3(f) of the Agreement, Counterparty makes the representations below:
Counterparty is a corporation for U.S. federal income tax purposes and a “United States person” (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations).
(ii)For the purpose of Section 3(f) of the Agreement, Dealer makes the representations below:
Dealer is a [_______________________________________________________________________].
(w) Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Provisions of the HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”). “FATCA” is defined as Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(x)Section 871(m). “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(y)Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on or prior to the final Expiration Date, Dealer and its affiliates may

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buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.
(z)[U.S. Resolution Stay Protocol.
(i)Recognition of the U.S. Special Resolution Regimes.
(A)In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Dealer of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States.
(B)In the event that Dealer or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.
(ii)Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Confirmation, the parties expressly acknowledge and agree that:
(A)Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of the Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
(B)Nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty.
(C)For the purpose of this paragraph:
(A)“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
(B)“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
(iii)U.S. Protocol. If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this section. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to

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be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.
(iv)Pre-existing In-Scope Agreements. Dealer and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Dealer and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this section, with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.]
(aa)CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under section 4003(b) of the Cares Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under programs or facilities established by the Board of Governors of the Federal Reserve System, the U.S. Department of Treasury or similar governmental entity for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that neither it, nor any of its subsidiaries have applied, and throughout the term of the Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Cares Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that Counterparty comply with any requirement to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution; provided that Counterparty may apply for any such governmental assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such governmental assistance based on the terms of the relevant program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law, including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).
(ab)[Dealer Boilerplate. Insert additional Dealer boilerplate, if applicable, including Dealer agency boilerplate, if applicable.]

[Signature Pages Follow]

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing Confirmation and returning it to Dealer.

Very truly yours,

[___________]

By:
Name:
Title:
[Signature Page to Base Capped Call Confirmation]
#103397697v2

Agreed and Accepted By:

COREWEAVE, INC.

By
Name:
Title:
[Signature Page to Base Capped Call Confirmation]
#103397697v2

[Signature Page to Base Capped Call Confirmation]
#103397697v2

Schedule 1
[Form of Guarantee]
Schedule 1
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[Signature Page to Base Capped Call Confirmation]
#103397697v2

Annex A
For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1	[_____]	February 24, 2033
2	[_____]	February 25, 2033
3	[_____]	February 28, 2033
4	[_____]	March 1, 2033
5	[_____]	March 2, 2033
6	[_____]	March 3, 2033
7	[_____]	March 4, 2033
8	[_____]	March 7, 2033
9	[_____]	March 8, 2033
10	[_____]	March 9, 2033
11	[_____]	March 10, 2033
12	[_____]	March 11, 2033
13	[_____]	March 14, 2033
14	[_____]	March 15, 2033
15	[_____]	March 16, 2033
16	[_____]	March 17, 2033
17	[_____]	March 18, 2033
18	[_____]	March 21, 2033
19	[_____]	March 22, 2033
20	[_____]	March 23, 2033
21	[_____]	March 24, 2033
22	[_____]	March 25, 2033
23	[_____]	March 28, 2033
24	[_____]	March 29, 2033
25	[_____]	March 30, 2033

Annex A
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